Property Lease Agreement

This agreement ("Agreement") is between Brossin Bruno, henceforth known as "Landlord," and Jasmin Corp., henceforth known as "Renter," and is executed on 29th day of June, 2016 and the agreement will became in force from 1st day of July, 2016.

Both parties agree that Renter will rent the property at 33 Rue Theophile Lamy 18000 Bourges, France henceforth known as "Property," for the period beginning the date listed above, and ending on 1st day of July, 2017.

Both parties further agree to the following provisions:

SECTION 1

DEPOSIT

No rent deposit is anticipated.

SECTION 2

RENT

Renter agrees to pay Landlord rent in the amount of $ 310 every month on or by the end of every month, until this Agreement expires. Renter has paid $ 1,860 for first six month from the time this Agreement come in to force and year amount is $ 3,720. Payment method must be wire transfer.

SECTION 3

UTILITIES

All utilities, including, but not limited to, water, power, gas, sewage, cable, and telephone, are the responsibility of Renter.

SECTION 4

ALTERATIONS AND IMPROVEMENTS

Renter will be allowed to make alterations and improvements to the Property upon the signing of this Agreement, provided that Landlord has approved the alterations and improvements. All alterations and improvements will be done at Renter's expense, and Renter is required to procure any insurance necessary for the alteration process, as well as for any personal property involved in or created by the process. Renter shall not be required to return Property to its original condition upon the expiration of this Agreement.

SECTION 5

REPAIRS

Any repairs necessary to make Property inhabitable, according to the laws of France, by Renter shall be the Landlord's responsibility. Repairs resulting from Renter's use of Property, including any damage incurred during move-in or remodel, shall by the responsibility of the Renter.

SECTION 6

SUBLETTING

Renter will not be permitted to sublet the Property.

SECTION 7

ILLEGAL ACTIVITY

Renter agrees to abide by the laws of France, and refrain from conducting any illegal business and/or activity at the Property. Should illegal activity be discovered, Landlord reserves the right to terminate this Agreement and retain any deposit in full.

SECTION 8

TAXES

Property taxes on the building and/or any land associated with the Property shall be the responsibility of the Landlord. Renter is responsible for any applicable taxes on its personal property, including, but not limited to, fixtures, equipment, goods, etc.

SECTION 9

AGREEMENT RENEWAL

Renter may renew this Agreement by providing a request in writing or oral request, to the Landlord at least 30 days prior to the expiration of the current Agreement. Landlord reserves the right to refuse a renewal, provided he gives Renter 30 days’ notice.

Signed by:

Jasmin Corp. Renter Printed Name /a/ Jean-Paul Chavanaz Renter Signature	Brossin Bruno Landlord Printed Name /s/ Brossin Bruno Landlord Signature